Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-_____) on Form S-8 of USA Technologies, Inc. of our reports dated September 13, 2016, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of USA Technologies, Inc., appearing in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of USA Technologies, Inc. for the year ended June 30, 2016.

Our report dated September 13, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expressed an opinion that USA Technologies, Inc. had not maintained effective internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP
RSM US LLP

Blue Bell, PA